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                                                                   Exhibit 10(7)




                         MANAGEMENT SERVICES AGREEMENT


This Management Services Agreement is made as of April 25 1997 by and between FOUNTAIN OIL INCORPORATED, a corporation incorporated and existing under the laws of the State of Delaware, United States of America ("the Company"), and OISTEIN NYBERG, an individual residing in 7 Albert Gate Court, 124 Knightsbridge, London SW1X 7PE, England ("Employee").


                                  RECITATIONS

A. The Company is engaged in the exploration, development, recovery, production, marketing and sale of oil and gas (the "Business") throughtout the world.

B. Employee has substantial experience in the Business, and is available to render general and specific services of a technical, administrative and/or advisory nature with respect to the Business, and is prepared to provide such services as and when needed by the Company.

C. The Company desires to obtain the services of Employee, and Employee desires to provide certain services to the Company in the territory (as herein defined).

NOW, THEREFORE, in consideration of the agreements contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:


                                   AGREEMENT

SECTION 1. DEFINITIONS in this Agreement and the Exhibits attached hereto and made a part here of, except where the context otherwise requires, the words and expressions set forth below shall have the following meanings:

"Agreement" means this Management Services Agreement, as the same may be amended, modified or extended from time to time.

"Appointment" means the appointment of the Employee by the Company pursuant to this Agreement.

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"Business" has the meaning set forth in Recitation A.

"Code of Conduct" means that document appended to this Agreement as Exhibit 2.

"Exhibit" means an exhibit to this Agreement.

"Employee Domicile" has the meaning set forth in Section 5.

"Inventions" means all inventions, improvements, modifications, processes, formulae, know-how, designs, models, prototypes, computer programs, sketches, drawings, plans or other original matters which the Employee alone or with one or more others may make in course of and as direct result in the course of the Appointment and which pertain to the commercial or industrial activities of the Company or the processes or machinery of the Company for providing the services of producing or extracting the products of the Company or pertaining to or resulting from or suggested by any direct work which the Employee has done or may hereafter perform during the Appointment for the Company.

"Superior" means the individual or entity designated from time to time by the Company as the individual and/or entity with the responsibility of supervising Employee. In this case this will be the Company Chief Executive Officer ("CEO") and/or the Company Board of Directors ("Board").

"Term" has the meaning set forth in Section 3.

"Territory" means specified geographic area agreed to be working in between the parties hereto.

"Salary" has the meaning set forth in Section 6.

"Tax" or "Taxes" has the meaning set forth in Section 7.

"Section" refer to a section in this Agreement.


SECTION 2.   APPOINTMENT

For and during the Term, and subject to the terms and conditions hereinafter set forth, Employee hereby agrees to serve as a special task for manager delegated by the Board and the CEO in Territories agreed upon between the parties hereto.

SECTION 3.   TERM

The term of this Agreement shall commence upon its execution by both parties and shall terminate upon the earlier of (i) the expiration of one year from the date of execution of this Agreement by both parties, (ii) a majority decision of the Board after the expiry of one year from the date of execution of this Agreement by both parties, (iii) the mutual agreement in writing of the parties,

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(iv) the liquidation and dissolution of the Company. Termination subject to items (i) and (ii) and (iv) above shall be subject to a notice period of at least 6 months, such notice period to commence only upon the expiry of the one year period referred to in such items.



SECTION 4.   DUTIES

During the Term, the Employee will:

(a) perform to the best of his ability all the duties agreed within the specified areas of duty defined in EXHIBIT ONE 1 for him to do by the Board of Directors and the CEO in the Territory defined and agreed upon.

(b) comply promptly with all lawful directions and instructions given by or with the authority of the Supervisor.

(c) Employee will maintain the Company registered presence in London by keeping office space in his residence.

SECTION 5.   VACATION/OVERTIME/SICKNESS/INJURY/RESIDENT BASE
             LOCATION/SPECIAL TERMS

VACATION. In addition to Bank and other Public holidays the Employee shall be entitled to 25 working days holiday in every calendar year to be taken at such time or times as may be approved by the Company. If the full vacation is not taken during calendar year, the vacation will accumulate thereafter. The Employee will do everything in his power to take the full vacation each year.

ADDITIONAL COMPENSATION. Employee shall not be entitled to receive compensation other than as set forth in Section 6. From time to time the CEO may expressly request Employee to undertake certain tasks in addition to Employee's routine tasks. In such case, Employee and CEO shall agree beforehand upon the amount of additional compensation Employee shall be entitled to receive in connection with the performance of such tasks.

SICKNESS/INJURY. The Company shall pay to the Employee Statutory Sick Pay (hereinafter referred to as "SSP") in accordance with regulations prevailing in the country of residence. These payments will be supplemented by the Company up to full yearly. Remuneration for the first 12 months of absence from work due to sickness or injury. From the 13th month the Employee shall be entitled to disability payment as provided for under the Permanent Health Insurance package as well as State support.

RESIDENCE AND POINT OF ORIGIN

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For the purpose of this Section 5, the Residence of Employee shall refer to
Employee's place of habitation and shall be located in London, England ("Residence") and the point of origin shall be Stavanger, Norway ("Point of Origin").

The Company shall reimburse Employee the reasonable, out-of-pocket costs associated with his move from his current habitation in England to the Residence. The Residence shall be equipped with an office and shall be of sufficient standing to enable Employee to entertain business relations in an appropriate manner. The Company shall provide Employee with a housing allowance in the amount of GBP 2500 per month. Employee may request additional amounts in connection with the operation and support of the office in the Residence. Such requests shall be submitted to the CEO and approved in advance. The Company will be responsible for the lease/rent of the Residence during the period as agreed upon with the CEO.

In the event during the term of this Agreement Employee moves from the Residence to another place of habitation the Company shall reimburse Employee for all reasonable, out-of-pocket expenses associated with such move. If the Employee is asked to move in the middle of a lease period, the Company shall be liable for any remaining lease period agreed upon and entered into by the Employee in agreement with the Company. Any subsequent move by Employee that is requested by the Company, or other reasons out of control of the Employee, shall be reimbursed by the Company. Upon the termination of this Agreement, the Company shall reimburse Employee for all reasonable, out-of-pocket costs associated with his move from the Residence, or any successive residence without limitation, to the Point of Origin.

The portion in the previous employment contract as per March 1, 1995 prefix 11.
(e) will be valid until the lease of present facilities in 7 Albert Gate Court, 124 Knightsbridge, London SW1X 7PE terminate 6th August 1997.

SPECIAL TERMS

(a) BONUS SCHEME. The Employee will be eligible to participate in any executive bonus scheme and share option plan that is created by the Company during the term of this Agreement.

(b) VISITS TO NORWAY. The Company will pay for (3) three return tickets per calendar year from location of residence to Stavanger, Norway for the Employee, wife and Son Mark Erik, until he is 19 year old. The trips should be in connection with business if possible.

(c) TELEPHONE/FACSIMILE/E-MAIL. The company will pay for the residence phone/facsimile/E-mail on behalf of the Employee.

(d) MEMBERSHIP IN PROFESSIONAL ORGANIZATION/CLUBS. The Company will pay for membership fees on professional and social clubs that can and will improve the business in relation to the Employee's work for the Company. Special approval is needed if the membership exceeds $1000 annually.

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(e)  EDUCATION.  The Company will provide Mark Erik (son) with GBP 12,000 (Pound sterling twelve thousand) per educational year, until and including part of the educational year he is 19 years old.

(f) NEWSPAPER, MEDIA INFORMATION. The Company will pay for economical, political and technical publications needed for the business, and two daily publications sent to the Residence/office.


SECTION 6.   REMUNERATION

The Company shall pay the following to the Employee for the Appointment:

(a) A salary to be paid in the United Kingdom ("UK") for work performed in the UK in the amount of USD 105,000 per year to be paid in equal monthly installments on or before the last day of each calendar month. The parties may mutually agree in writing upon any adjustment to the amount mentioned above.

(b) A salary to be paid in the UK for work performed outside of the UK in the amount of USD 45, 000 per year payable in equal monthly installments on or before the last day of each calendar month. The compensation set forth in subsections (a) and (b) shall be referred to in the aggregate as "SALARY".

(c) The Company will pay for a pension and insurance package the premiums and cost of which shall not in the aggregate exceed an amount equal to 12.5% of Employee's Salary. Employee refer to the Company insurance policies that would cover a minimum (a) life insurance with death and disability benefits in the amount of USD 100,000 and disability benefits in the amount of USD 1500 per month, and with such amounts to be adjusted for inflation. In the event that the coverage obtained above results in premiums less than the 12.5% cap referred to in the preceding paragraph, Employee may use the difference for the purpose of obtaining additional insurance or pension coverage.

     The employee shall be entitled or benefits adopted by the Company under an executive protection plan during the term of this Agreement. In the event such new plans result in premiums above the 12.5% cap referred to above, the additional expense shall be borne by the Company.

Adjustment of the remuneration package will be based on the Company's Compensation Committee determination and on the same criteria as the Company's executive team. The remuneration is denominated in United States dollars and paid in local currency as applicable. Currency changes will effect local currency paid. Adjustments will be made on quarterly averages.


SECTION 7.   TAXES

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a)  Compliance with Tax Laws. The Company will use its best efforts to comply with all laws, rules and regulations pertaining to the reporting of the compensation and reimbursable expenses attributable to Employee's Engagement and to the withholding and remitting of any taxes including, without limitation, taxes levied by any country, state, municipality, commune or other governmental authority (collectively, a "Tax" or "Taxes") on such compensation and reimbursable expenses.

b) Employee's taxes. The Employee is responsible for his own tax return. The Company accountant will assist the Employee in the filing of the taxes.

For any assistance requiring local taxation outside the UK the tax equalization policy for the Company will apply to the adjustment of remuneration to the Employee. The Employee will not during the Term reduce his net pay based on his remuneration if located other places than in the UK. The Company will adjust the gross pay in accordance.


SECTION 8.   CONFIDENTIALITY

During the Term of this Agreement and at all times thereafter, Employee shall hold in strict confidence, and shall not disclose to any person or entity any labeled Confidential Information of the Company. For the purposes of this
Section 8, the term "Confidential Information" shall include without limitation, trade information relating to the Company research and development, engineering data, seismic data, surveys, specifications, process formulations, production operations or techniques, planning, purchasing, accounting, finance, selling, marketing, market research, promotional plans, customers, suppliers, and other information of a similar nature which may include design specifications and know-how, in which the Company or its suppliers or distributors have proprietary interests, and all other information pertaining to the business of the Company that is not publicly available. Employee shall not use such labeled Confidential Information except for the sole benefit of the Company.


SECTION 9.  PROPERTY OF THE COMPANY

Promptly upon the termination of this Agreement, Employee shall surrender to the Company all written materials (and all copies), all information stored in computer memories or on microfiche, magnetic tape or diskette, that are at the time in his direct or indirect possession or control and that pertain to the business or affairs of the Company.


SECTION 10.   INVENTIONS

a) The Employee will disclose and deliver to the Company for the exclusive use and benefit of the Company any inventions as a direct result of the work performed for the Company, promptly upon the making, devising or discovering of the same, and will give all information and data in his possession as to the exact mode of working, producing and using the same and also all

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    such explanations and instructions to the Company as may in the view of the
    Supervisor be necessary to enable the full and effectual working, production or use of the same and will at the expense of the Company furnish it with all necessary plans, drawings, formulae and models.

b) The Employee will at the expense of the Company execute and do all acts, matters, documents and things necessary to enable the Company or its nominee to apply for and obtain protection for the Inventions in any or all countries and to vest title thereto in the Company or its nominee absolutely.

c) During the Appointment and at all times thereafter the Employee will (whether by omission or commission) do nothing to affect or imperil the validity of the protection for the inventions obtained or applied for by the Company or its nominee pursuant to section 10 (b). The Employee will at the direction and expense of the Company render all assistance within his power and capacity to obtain and maintain such protection or application or any extension thereof.

d) Nothing in this Agreement shall oblige the Company to seek patent or other protection for any invention nor to exploit any Invention. The Company has to claim its wishes to seek the patent within 3 months of the presentation of any possible patent application or invention presented by the Employee. If the Company refrains to claim its interest, the Employee is free to proceed to apply in his own interest the use of the invention for whatever purposes he decides.


SECTION 11.   COVENANTS AGAINST COMPETITION

a) During the Term, the Employee has a duty of loyalty to the Company. This duty of loyalty requires that during the Term all of Employee's actions be taken with a view toward and for the purpose of advancing the interest of the Company. Employee agrees to act in accordance with Employees duty of loyalty during the Term. In particular, Employee will take no action during the Term to interfere with or adversely affect willingly and purposely the Company's relationship with then existing or prospective customers, clients, employees, suppliers, co-venturer, lenders, consultants, Employees and professional advisors or otherwise to harm the interest of the Company.

    It is understood by the Company that the Employee has been in the oil and gas industry for 30 years, and during that period has formed partnership within the industry either directly through family engagements or indirectly.

    The Employee will within his means use engagements and connections to the benefit for the Company during the Term, that is if it is applicable and accepted to do so by the Company and partnership.

b) During the Term, and for a period of two years following the date of termination of this Agreement, Employee shall not directly or indirectly induce any employee of the Company to

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    terminate his or her employment, hire by direct approach any employee of the
    Company, or in any way interfere with the relationship of the Company and any employee, agent or representative;

c) For a period of two years following the date of termination of this Agreement, Employee shall not directly or indirectly solicit or otherwise divert or attempt to divert from the Company any Business or any related business:

   (i) which is being conducted by the Company pursuant to contract in existence during the Term, or

   (ii) which may be conducted by the Company pursuant to any extension or renewal of a contract in existence during the Term, or

   (iii) which was the subject of negotiations between the Company and a potential customer or client during the Term in which negotiations Employee participated or was in any way involved.

d) at no time, whether during the Term or at any time thereafter shall Employee use the name "Fountain" or any name likely to cause confusion therewith in the minds of members of the public for the purposes of a business similar to or competing with any business carried on by the Company whether by using such name as part of a corporate name otherwise.


SECTION 12.   TERMINATION FOR EVENT OF DEFAULT

Notwithstanding the provisions above, the Company may terminate the Engagement by notice with immediate effect for any of the following reasons (each an "Event of Default"):

a) The Employee is proven guilty of dishonesty or of misconduct, including, without limitation, a breach of Code of Conduct, or willful neglect of duty, or Employee commits any breach of this Agreement, including, without limitation, a breach of the Confidentiality Agreement, other than a breach which is capable of remedy and is remedied forthwith by the Employee at the Company's request; or

b)   The Employee is convicted of a felony or other serious criminal offense.


SECTION 13.   DISCIPLINARY RULES; GRIEVANCE PROCEDURES; HEALTH AND
              SAFETY

a) Employee acknowledges by the execution of this Agreement that he has received a copy of Company's Disciplinary Rules and Grievance Procedures (only US is distributed), as well as the Company's Policy on Employee Safety and Environmental Handbook and is familiar with the term of both documents.

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b)  Employee shall at all times during the course of his Engagement conduct himself in the conformity with the laws of the United States of America and those other jurisdictions in which the Employee is engaged in activities on behalf of the Company or which are directly affected by such activities and shall otherwise perform his duties hereunder in a professional and responsible manner. Without limiting the generality of the foregoing, as a condition to Employee's Engagement, Employee shall execute the Code of Conduct appended hereto as Exhibit 2 and shall be obligated to conduct himself in accordance therewith.


SECTION 14.   POST TERMINATION PROVISIONS

Any provision of this Agreement which contemplates or is proven capable of operation after termination of the Engagement shall apply notwithstanding termination of the Engagement for whatever reason.


SECTION 15.   EMPLOYEE'S REPRESENTATION AND WARRANTIES

Employee represents and warrants to the Company (i) that this Agreement constitutes a valid and binding obligation, enforceable against Employee in accordance with its terms; (ii) that neither the execution or delivery of this Agreement nor the performance by Employee of any covenants hereunder will constitute a default under any contract, agreement or obligation to which Employee is a party or by which Employee or any of Employee's properties is bound; (iii) that there are no lawsuits, arbitration actions or other proceedings (equitable, legal, administrative or otherwise) pending or (to the best of employee's knowledge) threatened which could adversely affect the validity or enforceability of this Agreement or Employee's obligation or ability to perform his obligations hereunder; and (iv) that no consent, approval or authorization of, or notification to, any governmental entity or any person or entity is required in connection with the execution, delivery or performance of this Agreement by Employee.


SECTION 16.   NOTICE

Any notices or other communications required or permitted to be given hereunder or otherwise in connection herewith shall be in writing and shall be sent to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

To the Company:  Fountain Oil Incorporated
                 Skysstasjon 11 B, P.O. Box 87
                 1371 Asker, Norway
                 c/o Nils N. Trulsvik
                 Tel +47 66 78 69 00
                 Fax +47 66 78 69 10

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To the Employee:   Oistein Nyberg
                   7 Albert Gate Court
                   124 Knightsbridge
                   London SW1X 7PE
                   Tel +44 171 581 2609
                   Fax +44 171 581 2436

Such notices or other communications shall be deemed to have been duly given and received (i) on the day of sending if sent by personal delivery, or any way of electronic transmission as telefax, e-Mail or telex, (ii) on the fifth calendar day after the day of sending if sent by Federal Express or other agencies delivery Service or (iii) on the 10th calendar day after the day of sending if sent by registered mail (return receipt requested).


SECTION 17.   AMENDMENTS

Any amendments to the provision of this Agreement shall be in writing and signed by the parties hereto or their duly assigned representatives.


SECTION 18.  SEVERABILITY

If any provision in the Agreement is held invalid or unforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unforceable.


SECTION 19.   NO WAIVER

The failure to enforce at any time any of the provisions of this Agreement or to require at any time performance by the other party hereto of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Agreement, or any part thereof, or the right of either party thereafter to enforce each and every such provision in accordance with the terms of this Agreement.


SECTION 20.  ENTIRE AGREEMENT

This Agreement contains the entire agreement between the parties with respect to the Engagement of Employee by the Company and supersedes any and all prior understandings,

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agreements or correspondence between the parties. The Exhibits to this Agreement form an integral part of this Agreement.


SECTION 21.  GOVERNING LAW

This Agreement shall governed by, and interpreted in accordance with, the laws of Norway.


SECTION 22.   ARBITRATION

Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, which cannot be settled in an amicable way shall be settled by arbitration in accordance with UNCITRAL Rules as at present in force. The place of arbitration shall be Oslo, Norway. The appointing authority shall be the Chamber of Commerce in Oslo. Judgment upon the award rendered by the arbitrators, or at least a majority of them, may be entered in any court having jurisdiction thereof. The arbitrator(s) shall be selected under said rules. All arbitral proceedings shall be in English. Each party hereto shall bear its own costs of such arbitration or litigation, including reasonable attorney's fees.


SECTION 23.   ASSIGNMENT

Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof may be assigned or delegated by Employee without the prior written consent of the Company.


SECTION 24.  INTERPRETATION

All references to Sections and Exhibits are to sections and exhibits in or to this Agreement unless otherwise specified. The words "hereof" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Where the context permits, the singular includes the plural and vice verses and one gender includes any gender.


SECTION 25.   MONETARY TERMS

All amounts expressed in dollars "$" in this Agreement shall mean dollars of the United States of America, and amounts expressed in pounds or "GBP" is sterling pounds of Great Britain.


SECTION 26.   COUNTERPARTS

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This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.


EMPLOYEE                                        FOUNTAIN OIL INCORPORATED



/s/Oistein Nyberg                               By:  /s/Nils N. Trulsvik
-----------------                                  ------------------------
Oistein Nyberg                                     Nils N. Trulsvik, CEO

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                                                                       EXHIBIT 1
                                                                       ---------


DUTIES
------

The Employee will, subject to direction of Company, have duties including, but not limited to, the following:

    * Participate in the Company Management meetings.
    * Represent Fountain Oil Incorporated in various Joint Venture Boards as a director.
    * Specify Policy and Guidelines for Operations.
    * Participate in Business Development.
    * Participate in Strategic takeover, merger and partnering.
    * Participate in Project Finance, and financing in general.
    * Participate in Operational Support.
    * Participate in Heavy Oil technology developments.
    * Other Work, as Employee's Supervisor shall so specify from time to time.

The Employee will report to the Board and the CEO for specific tasks to be performed.

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